K&L GATES LLP

STATE STREET FINANCIAL CENTER

ONE LINCOLN STREET

BOSTON, MA 02111

T +1 617 261 3100    F +1 617 261 3175  klgates.com

            , 2014

American Municipal Income Portfolio Inc.

800 Nicollet Mall

Minneapolis, Minnesota 55402

Nuveen Investment Quality Municipal Fund, Inc.

333 West Wacker Drive

Suite 3300

Chicago, Illinois 60606

Re:	Variable Rate MuniFund Term Preferred Shares Issued in the Reorganization of
American Municipal Income Portfolio Inc. into
Nuveen Investment Quality Municipal Fund, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding the treatment under the Internal Revenue Code of 1986, as amended (the “Code”), of certain Variable Rate MuniFund Term Preferred Shares (“VMTP Shares”) described below. The VMTP Shares will be issued in the reorganization (“Reorganization”) by and between American Municipal Income Portfolio Inc., a Minnesota corporation (“Target Fund”), and Nuveen Investment Quality Municipal Fund, Inc., a Minnesota corporation (the “Acquiring Fund”). The Target Fund and the Acquiring Fund are each referred to herein as a “Fund.”

The Reorganization contemplates the merger of the Target Fund with and into the Acquiring Fund, pursuant to which shareholders of the Target Fund will receive (i) with respect to holders of shares of common stock of the Target Fund (“Target Fund Common Shares”), newly issued shares of common stock, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Common Shares”) and (ii) with respect to holders of VMTP Shares, Series 2017 of the Target Fund, newly issued VMTP Shares, Series 2017 of the Acquiring Fund, par value of $0.01 per share and liquidation preference of $100,000 per share (“Acquiring Fund VMTP Shares” and together with Acquiring Fund Common Shares, the “Acquiring Fund Shares”). The foregoing will be accomplished pursuant to an Agreement and Plan of Merger, dated as of             , 2014 (the “Plan”), entered into by the Target Fund and the Acquiring Fund.

American Municipal Income Portfolio, Inc

Nuveen Investment Quality Municipal Fund, Inc.

            , 2014

In rendering our opinion, we have examined the Plan and the registration statement containing the Joint Proxy Statement/Prospectus relating to the Reorganization on Form N-14 (File No. 333-196106) filed by the Acquiring Fund with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. The opinion herein is subject to and conditioned upon the representations made by the Funds concerning factual matters (but not conclusions of law). The initial and continuing truth and accuracy of such representations at all relevant times constitutes an integral basis for the opinion expressed herein and our opinion is conditioned upon the initial and continuing truth and accuracy of such representations at all relevant times. Our opinion is based, in part, on the assumption that the Reorganization described herein will occur in accordance with the terms of the Plan — without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved — and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan and in the Registration Statement, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”).

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusion.

The Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). Target Fund Common Shares are listed and traded on the New York Stock Exchange (the “NYSE”). Target Fund currently has outstanding VMTP Shares, with a par value of $0.01 per share and a liquidation preference of $100,000 per share. All the outstanding Target Fund Common Shares and VMTP Shares of Target Fund are treated as equity for federal income tax purposes. Target Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated

American Municipal Income Portfolio, Inc

Nuveen Investment Quality Municipal Fund, Inc.

            , 2014

investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs.

The Acquiring Fund similarly has been registered and operated, since it commenced operations, as a closed-end management investment company under the 1940 Act. Acquiring Fund Common Shares are listed and traded on the NYSE. In addition to its common shares, the Acquiring Fund currently has outstanding one series of Variable Rate Demand Preferred Shares (“VRDP Shares”), par value of $0.01 per share and liquidation preference of $100,000 per share, which were issued on a private placement basis to a small number of institutional holders. These VRDP Shares will remain outstanding following the completion of the Reorganization. As part of the Reorganization, the Acquiring Fund will issue one new series of Acquiring Fund VMTP Shares. The Acquiring Fund Common Shares to be issued in the Reorganization will be treated as equity for federal income tax purposes. The Acquiring Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Target Fund will merge with and into the Acquiring Fund, pursuant to which:

(i)        Each Target Fund Common Share shall, by virtue of the merger and without any action on the part of the holder thereof, be converted into Acquiring Fund Common Shares in an amount equal to the ratio of the net asset value per Target Fund Common Share to the net asset value of an Acquiring Fund Common Share. The aggregate net asset value of Acquiring Fund Common Shares received by the Target Fund shareholders of common stock in the merger (including any fractional share interests to which such shareholders would be entitled) will equal, as of the Valuation Time (as defined in the Plan), the aggregate net asset value of the Target Fund Common Shares held by shareholders of the Target Fund as of such time. No fractional Acquiring Fund Common Shares will be distributed to Target Fund shareholders and, in lieu of such fractional shares, shareholders of such Target Fund Common Shares will receive cash.

(ii)        Each VMTP Share of the Target Fund issued and outstanding immediately prior to the Effective Time (less any VMTP Shares with respect to which dissenters’ rights have been properly exercised under Minnesota law) shall, by virtue of the merger and without any action on the part of the holder thereof be converted into the same number of Acquiring Fund VMTP Shares having (a) terms substantially the same as those of the Target Fund VMTP Shares as of the Effective Time, (b) equal priority with other outstanding preferred shares of the Acquiring

American Municipal Income Portfolio, Inc

Nuveen Investment Quality Municipal Fund, Inc.

            , 2014

Fund as to the payment of dividends and as to the distribution of assets upon liquidation of the Acquiring Fund, and (c) along with any other outstanding preferred shares of the Acquiring Fund, preference with respect to the payment of dividends and as to the distribution of assets upon liquidation of the affairs of the Acquiring Fund over the Acquiring Fund Common Shares. The “Statement Establishing and Fixing the Rights and Preferences of Variable Rate MuniFund Term Preferred Shares” of the Acquiring Fund accurately describes the features of the Acquiring Fund VMTP Shares.

Opinion

Based solely on the foregoing, and subject to the qualifications, exceptions, assumptions, and limitations expressed herein, we are of the opinion that (i) the Acquiring Fund VMTP Shares will be treated as equity in the Acquiring Fund for federal income tax purposes and (ii) the distributions made with respect to such Acquiring Fund VMTP Shares will qualify as exempt-interest dividends to the extent they are reported as such by the Acquiring Fund and permitted by Section 852(b)(5)(A) of the Code.

This opinion is furnished to the Funds solely for their benefit in connection with the Reorganization and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it as if they were addressees of this opinion, it being understood that we are not establishing any lawyer-client relationship with any shareholder of the Funds. We understand that Vedder Price P.C. may rely on the conclusion of this opinion as a factual assumption for purposes of issuing certain other opinions in connection with the Reorganization. This letter is not to be relied upon for the benefit of any other person.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, and qualifications:

1.

Our opinion is based upon our interpretation of the current provisions of the Code and current judicial decisions, administrative regulations, and published notices, rulings, and procedures. We have considered the positions of the Internal Revenue Service in published and private rulings. We note that there is no authority directly on point dealing with securities like the Acquiring Fund VMTP Shares. Our opinion only represents our best judgment and is not binding on the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth herein. Consequently, no assurance can be given that future legislative, judicial, or administrative changes, on either a

American Municipal Income Portfolio, Inc

Nuveen Investment Quality Municipal Fund, Inc.

            , 2014

prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

2.	Our opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter, whether federal, state, local or foreign, not specifically set forth in the foregoing opinion.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement and to the discussion of this opinion, to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,